Exhibit 10.1

Notice of Option Repricing

Precipio, Inc.

Re:Notice of Stock Option Repricing

Dear Precipio Optionholder:

We are pleased to inform you that the Board of Directors of Precipio, Inc. (the “Corporation”) has approved a reduction in the per share exercise price of certain of your outstanding stock option(s) to purchase shares of the Corporation’s common stock (the “Option Repricing”).

As a result of the Option Repricing, the per share exercise price of any stock option(s) granted to you (i) under the Corporation’s Amended and Restated 2017 Stock Option and Incentive Plan (the “Plan”) prior to and including December 31, 2022 and (ii) with an exercise price greater than $6.56 per share (collectively, the “Option(s)”), have been reduced from their original per share exercise price(s) to $6.56 per share, effective as of August 30, 2024 (the “Repricing Date”) (as reflected in your stock options account).

If prior to the first anniversary of the Repricing Date (except following a change of control), an Option is exercised or your employment/services are terminated by the Corporation with cause or voluntarily by yourself, you will be required to pay the original exercise price of the Option. If your employment/services is terminated by the Corporation without cause prior to the first anniversary of the Effective Date, you will retain the benefit of the reduced exercise price.

The terms of your Option(s) are, and will continue to be, governed by the terms and conditions of the Plan and the applicable stock option agreement(s) entered into between you and the Corporation.  All other terms of your stock option agreement(s), including the vesting schedule(s) governing the Option(s), remain unchanged and in full force and effect.

Please note that if any of your Option(s) has been designated as an “incentive stock option” (“ISO”), your repriced Option will be an ISO to the maximum extent possible under current U.S. tax laws, including certain limitations on the number of ISO shares that can become exercisable in any one calendar year.  Please be aware that for purposes of determining the number of repriced Option shares that can qualify as ISO shares, the $100,000 limit will be reduced by the aggregate exercise price of the repriced Option shares that would have become first exercisable in the year of the Option Repricing if the Option Repricing had not occurred.  In addition, if you exercise a repriced Option, you will have to hold the shares subject to the repriced Option for at least two years following the date of the Option Repricing in order for the repriced Option to continue to be eligible to be taxed as an ISO (in addition to meeting other applicable ISO requirements). If your Option is a non-statutory stock option (“NSO”), your repriced Option will remain an NSO.

You should consult with your personal tax advisor about the potential tax treatment of your Option(s).

If you have any questions, please call or email Matthew Gage, Corporation Chief Financial Officer

Very truly yours,

Precipio, Inc.

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